Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-133651
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated April 15, 2008)

7,396,650 SHARES

ENERTECK CORPORATION

COMMON STOCK

This prospectus supplement supplements the prospectus, dated April 15, 2008, of EnerTeck Corporation (the “Company”) and should be read in conjunction with the prospectus. This prospectus supplement describes a temporary reduction of the exercise price of the Company’s outstanding warrants as hereafter described and is qualified by reference to the prospectus except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The prospectus relates to an aggregate of up to 7,396,650 shares of our common stock which may be offered by the selling stockholders identified in the prospectus for their own account. The shares consist of 2,460,000 shares of our common stock held by certain of the selling stockholders and 4,936,650 shares underlying warrants held by certain of the selling stockholders.

On April 29, 2008, our Board of Directors agreed to temporarily reduce the warrant exercise prices of all of the Company’s outstanding warrants by 40.0% effective immediately through and including June 2, 2008. As a result, the warrant exercise price of the warrants currently exercisable at $1.00 per share shall be temporarily reduced to $0.60 per share, the warrant exercise price of the warrants currently exercisable at $1.20 per share shall be temporarily reduced to $0.72 per share, the warrant exercise price of the warrants currently exercisable at $2.00 per share shall be temporarily reduced to $1.20 per share, and the warrant exercise price of the warrants currently exercisable at $3.40 per share shall be temporarily reduced to $2.04 per share. On June 3, 2008, the warrant exercise prices of then outstanding warrants will return to their original warrant exercise prices.

Prices of our common stock are quoted on the OTC Bulletin Board under the symbol “ETCK”. The last reported bid and asked prices per share of our common stock, as reported by the OTCBB on May 2, 2008, was $0.70 and $0.99, respectively.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 5, 2008.